EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 18, 2018 relating to the financial statements and financial statement schedule of the TransCanada 401(k) and Savings Plan appearing in the Annual Report on Form 11-K of the TransCanada 401(k) and Savings Plan for the year ended December 31, 2017.

/s/ Caron & Bletzer, PLLC

Kingston, NH
August 30, 2018